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Exhibit 3.1

                    SECOND RESTATED ARTICLES OF INCORPORATION
                                OF PENTAIR, INC.

                Compiled Version As Amended Through May 1, 2002.


                                   ARTICLE I.

     The name of this Corporation shall be PENTAIR, INC.

                                   ARTICLE II.

     The duration of this Corporation shall be perpetual.

                                  ARTICLE III.

     Section 1. This Corporation has general business purposes.

     Section 2. In amplification but not in limitation of the provisions and legal effect of Section 1 hereof or of any other provision in these Articles, and in amplification but not in limitation of the purposes, powers and authority this Corporation would have in the absence from these Articles of this Section 2 hereof, the nature of the business, or objects or purposes to be transacted, promoted or carried on are: to manufacture, purchase or otherwise dispose of, and to deal generally in and with paper and paper products and related products, of every type and description; to manufacture, purchase or otherwise acquire, invest in, own, mortgage, sell, assign and transfer, or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description; to carry on any other business in connection with any one or more of the foregoing purposes; and to do any and all acts and things necessary or convenient to accomplish or implement any one or more of the foregoing purposes.

                                   ARTICLE IV.

     This Corporation shall have all the powers granted to private corporations organized for profit by said Minnesota Business Corporation Act and, in furtherance, and not in limitation, of the powers conferred by the laws of the State of Minnesota upon corporations organized for the foregoing purposes, the Corporation shall have the power:

     (a) To issue bonds, debentures or other obligations of the Corporation, and to contract indebtedness without limit as to amount for any of the objects and purposes of the Corporation, and to secure the same by mortgage or mortgages, deed or deeds of trust, or pledge, or lien, or any or all of the real or personal property, or both, of the Corporation.

     (b) To acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United States of America or of any domestic or foreign corporation, and while the holder of such shares, to exercise all the privileges of ownership, including the right to vote thereon, to the same extend as a natural person might or could do, by the president of this Corporation or by proxy appointed by him, unless some other person, by resolution of the Board of Directors, shall be appointed to

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          vote such shares.

     (c) To purchase or otherwise acquire on such terms and in such manner as the By-Laws of this Corporation from time to time provide, and to own and hold, shares of the capital stock of this Corporation, and to reissue the same from time to time.

     (d) When and as authorized by the vote of the holders of not less than a majority of the shares entitled to vote, at a shareholders' meeting called for that purpose or when authorized upon the written consent of the holders of a majority of such shares, to sell, lease, exchange, or otherwise dispose of all, or substantially all, of its property and assets, including its good will, upon such terms and for such considerations, which may be money, shares, bonds, or other instruments for the payment of money or other property, as the Board of Directors deems expedient or advisable.

     (e) To acquire, hold, lease, encumber, convey or otherwise dispose of, either alone or in conjunction with others, real and personal property within or without the state; and to take real and personal property by will or gift.

     (f) To acquire, hold, take over as a going concern and thereafter to carry on, mortgage, sell or otherwise dispose of, either alone or in conjunction with others, the rights, property and business of any person, entity, partnership, association, or corporation heretofore or hereafter engaged in any business, the purpose of which is similar to the purposes set forth in Article III of these Articles of Incorporation.

     (g) To enter into any lawful arrangement for sharing of profits, union of interest, reciprocal association, or cooperative association with any corporation, association, partnership, individual, or other legal entity, for the carrying on of any business, the purpose of which is similar to the purposes set forth in Article III of these Articles of Incorporation, and, insofar as it is lawful, to enter into any general or limited partnership, the purpose of which is similar to such purposes.

                                   ARTICLE V.

     An agreement for consolidation or merger with one or more foreign or domestic corporations may be authorized by vote of the shareholders entitled to exercise at least two-thirds of the shares entitled to vote unless the necessary affirmative vote to authorize any particular merger or consolidation is reduced by the Board of Directors, which reduction shall be to not less than a majority of the shares entitled to vote.

                                   ARTICLE VI.

     The location and post office address of the registered office of this Corporation shall be 1500 County Road B2 West, St. Paul, Minnesota.

                                  ARTICLE VII.

     The aggregate number of shares which this Corporation shall have authority to issue is 250,000,000 shares, of which not more than 15,000,000 shares shall be "Preferred Shares."

     a. All classes of Preferred and Common shares may be issued as and when and for such consideration as the Board of Directors shall determine, and, to the full extent permitted by the Minnesota Business Corporation Act, the Board of Directors shall have the power to establish any classes or series of Preferred Shares or Common Shares, with such par value, rights and priorities it deems appropriate, and to fix or alter, from time to time, in respect of any Preferred Shares then unissued, the rights and


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          preferences of such shares, including without limitation, any or all of the following: dividend rate and dividend cumulation rights; voting rights; redemption rights and price; liquidation rights and price; conversion rights and sinking or purchase fund rights; or the number of shares constituting any class or series. The Board of Directors shall also have the power to fix the terms and provisions of options, rights and warrants to purchase or subscribe for shares of any class or classes and to authorize the issuance thereof. Dividends payable in shares of any class may be paid to shareholders of any other class as and when determined by the Board of Directors.

     b. The voting rights of the shares of this Corporation shall be vested in the holders of all shares presently outstanding, with one vote per share. The voting rights of unissued shares shall be fixed by the Board of Directors, but no such share shall be entitled to more than one vote. No holder of any shares shall be entitled to any cumulative voting rights.

     c. No shareholder of this Corporation shall have any pre-emptive right to subscribe for or purchase any shares of any class or series of the Corporation, whether now or hereafter established or authorized, or any securities or obligations convertible into any such shares, or any options or warrants or rights to purchase any such shares.

                                  ARTICLE VIII.

     Section 1. If any person has become an Acquiring Person as defined in
Section 2, each holder of Voting Shares, other than the Acquiring Person or a transferee of the Acquiring Person, until and including the ninetieth day following the date the notice to holders of Voting Shares referred to in Section 3 herein is mailed, shall have the right to have the Voting Shares held by such holder redeemed by the Corporation at the Redemption Price determined as provided in Section 4 herein, and each holder of securities convertible into Common Shares or of options, warrants, or rights exercisable to acquire Common Shares prior to such ninetieth day, other than the Acquiring Person or a transferee of the Acquiring Person, shall have the right simultaneously with the conversion of such securities or exercise of such options, warrants, or rights to have the Common Shares to be received thereupon by such holder redeemed by the Corporation at the Redemption Price; provided that no holder of Voting Shares shall have any right to have Voting Shares redeemed by the Corporation pursuant to this Article if the Corporation acting through a majority of its Board of Directors shall either (a) recommend to the holders of Voting Shares that a pending tender offer be accepted by the holders of Voting Shares or (b) if no tender offer is pending it announces that it does not oppose any accumulation of shares by an Acquiring Person; provided, however, that such recommendation or announcement is made within ten days following either (i) the announcement or publication of such tender offer made by an Acquiring Person,
(ii) any amendment to such tender offer, (iii) a vote by shareholders of the Corporation for approval of the acquisition of shares by the Acquiring Person
(iv) receipt by the Board of Directors of credible notice that an Acquiring Person exists, or (v) receipt by the Board of Directors of credible notice that an Acquiring Person has increased ownership of Voting Shares by more than three percent (3%) of the Voting Shares outstanding.

     Section 2. For purposes of this Article:


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          (a) The term "person" shall include an individual, a corporation, partnership, trust or other entity.

          (b) An "Acquiring Person" shall be any person who becomes the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the voting shares outstanding and becomes the beneficial owner, directly or indirectly, of any additional Voting Shares pursuant to a tender offer or otherwise or (ii) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Voting Shares outstanding whether such shares were acquired by market purchases, a tender offer or otherwise.

          (c) For the purpose of determining whether a person is an Acquiring Person, such person shall be deemed to beneficially own (i) all Voting Shares with respect to which such person has the capability to control or influence the voting power in respect thereof and (ii) all Voting Shares which such person has the immediate or future right to acquire, directly or indirectly, pursuant to agreements, through the exercise of options, warrants or rights or through the conversion of convertible securities or otherwise; and all Voting Shares which such person has the right to acquire in such manner shall be deemed to be outstanding shares, but Voting Shares which any other person has the right to acquire in such manner shall not be deemed to be outstanding shares.

          (d) The term "Voting Shares" shall mean such of the Common Shares and the Preferred Shares of the Corporation as shall have been granted voting rights.

          (e) The acquisition of Voting Shares by the Corporation or by any person controlling, controlled by or under common control with the Corporation shall not affect the right to have Voting Shares redeemed pursuant to this Article.

          (f) The right to have Voting Shares redeemed pursuant to this Article shall attach to such shares and shall not be personal to the holder thereof.

          (g) The term "tender offer" shall mean an offer to acquire or an acquisition of Voting Shares pursuant to a request or invitation for tenders or an offer to purchase such shares for cash, securities or any other consideration.

          (h) The term "market purchases" shall mean the acquisition of Voting Shares from holders of such shares in privately negotiated transactions or in transactions effected through a broker or dealer.

          (i) Subject to the provisions of Section 2(c) herein, "outstanding shares" shall mean Voting Shares which at the time in question have been issued by the Corporation and not reacquired and held or retired by it or held by any subsidiary of the Corporation.

     Section 3. If Voting Shares are subject to redemption in accordance with
Section 1:

     (a) Not later than sixty (60) days following the date on which the Corporation receives credible notice that any person has become an Acquiring Person, the Corporation shall give written notice, by first class mail, postage prepaid, at the addresses shown on the records of the Corporation, to each holder of record of Voting Shares (and to any other person known by the Corporation to have rights to demand redemption pursuant to Section 2 of this Article) as of a date not more than seven (7) days prior to the date of the mailing pursuant to this Section 3 and shall advise each such holder of the right to have shares redeemed and the procedure for such redemption.

     (b) If the Corporation fails to give notice as required by this Section 3, any holder entitled to receive such notice may within twenty (20) days thereafter serve written demand upon the Corporation to give such notice. If within


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twenty (20) days after the receipt of the written demand the Corporation fails to give the required notice, such holder may at the expense and on behalf of the Corporation take such reasonable action as may be appropriate to give notice or to cause notice to be given pursuant to this Section 3.

     (c) The Directors of the Corporation shall designate a Redemption Agent, which shall be a corporation or association (i) organized and doing business under the laws of the United States or any State, (ii) subject to supervision or examination by Federal or State authority, (iii) having combined capital and surplus of at least $20 million, and (iv) having the power to exercise corporate trust powers.

     (d) For a period of ninety (90) days from the date of the mailing of the notice to the holders of Voting Shares referred to in this Section 3, holders of Voting Shares and other persons entitled to have Voting Shares redeemed pursuant to this Article may, at their option, deposit certificates representing all or less than all Voting Shares held of record by them with the Redemption Agent together with written notice that the holder elects to have such shares redeemed pursuant to this Article. Redemption shall be deemed to have been effected at the close of business on the day such certificates are deposited in proper form with the Redemption Agent.

     (e) The Corporation shall promptly deposit in trust with the Redemption Agent cash in an amount equal to the aggregate Redemption Price of all of the Voting Shares deposited with the Redemption Agent for purposes of redemption.

     (f) As soon as practicable after receipt by the Redemption Agent of the cash deposit by the Corporation referred to in this Section 3, the Redemption Agent shall issue its checks payable to the order of the persons entitled to receive the Redemption Price of the Voting Shares in respect of which such cash deposit was made.

     Section 4. (a) The Redemption Price shall be the amount payable by the Corporation in respect of each Voting Share with respect to which redemption has been demanded pursuant to this Article and shall be the greater amount determined on either of the following bases, but in no event shall the Redemption Price be less than the amount of shareholders' equity in respect of each outstanding Voting Share as determined in accordance with generally accepted accounting principles and as reflected in any published report by the Corporation as at the fiscal year quarter ending immediately preceding the notice to shareholders referred to in Section 3 herein:

          (i) The highest price per Voting Share, including any commission paid to brokers or dealers for solicitation or whatever, at which Voting Shares held by the Acquiring Person were acquired pursuant to a tender offer regardless of when such tender offer was made or were acquired pursuant to any market purchase or otherwise within eighteen months prior to the notice to holders of Voting Shares referred to in Section 3 herein. For purposes of this subsection (i) if the consideration paid in any such acquisition of Voting Shares consisted, in whole or in part, of consideration other than cash, the Board of Directors of the Corporation shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less


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     than the cash value, if any, ascribed to such consideration by the
     Acquiring Person.

          (ii) The highest sale price per Voting Share for any trading day during the eighteen months prior to the notice to holders of Voting Shares referred to in Section 3 herein. For purposes of this subsection (ii), the sale price for any trading day shall be the last sale price per Voting Share traded on the New York Stock Exchange, any or other national securities exchange or the National Market System or, if Voting Shares are not then traded on the foregoing, the mean of the closing bid and asked price per Voting Share.

     (b) The determination to be made pursuant to this Section 4 shall be made by the Board of Directors not later than the date of the notice to holders of Voting Shares referred to in Section 3 herein. In making such determination the Board of Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Board of Directors, be of assistance to the Board of Directors.

     (c) The determinations to be made pursuant to this Section 4, when made by the Board of Directors acting in good faith on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders, including any person referred to in Section 2 herein.

     (d) Notwithstanding the foregoing provisions of this Section 4, each such holder of Voting Shares shall have the right to have the Redemption Price to be paid determined under and pursuant to the appraisal provisions of the Minnesota Statutes then in effect.

     Section 5. This Article may be amended or repealed only by the affirmative vote of the holders of 85% of each class of shares of the Corporation entitled to exercise the voting power of the Corporation; provided, however, that if no person holds more than twenty percent (20%) of the Voting Shares and there is no tender offer pending or threatened of which the Board of Directors has credible notice, the necessary vote for amendment or repeal may be reduced by the Board of Directors to not less than the requirements of Article XII of these Articles of Incorporation; provided, further that no amendment or repeal adopted after the notice to holders of Voting Shares referred to in Section 3 herein shall affect any Voting Shares theretofore or thereafter deposited with the Redemption Agent for redemption under this Article pursuant to such notice.

                                   ARTICLE IX.

     The amount of stated capital with which this Corporation shall commence business will be at least $1,000.

                                   ARTICLE X.

     Meetings of the shareholders, whether annual or special, shall be held at the principal place of business of the Corporation at such time and date as may be fixed in the By-Laws, or at any other place designated by the Board of Directors


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pursuant to the By-Laws or consented to in writing by all of the shareholders entitled to vote thereat.

                                   ARTICLE XI.

     Section 1. The business of this Corporation shall be managed by a Board of Directors who shall be elected at the annual meeting of the shareholders. The number of directors is hereby fixed at ten (10). The directors are hereby divided into three classes, each class to consist as nearly as may be of one-third of the number of directors then constituting the whole Board. The term of office of those of the first class shall expire at the annual meeting in 1977. The term of office of the second class shall expire in 1978. The term of office of the third class shall expire in 1979. At each annual election commencing in 1977, the directors elected shall be chosen for a full term of three years to succeed those whose terms then expire. Vacancies on the Board of Directors may be filled by the remaining directors and each person so elected shall be a director until his successor is elected at an annual meeting of shareholders or at a special meeting duly called therefor.

     Section 2. The Board of Directors shall have all of the powers of the Corporation, subject to such action restricting said powers as may legally be taken from time to time by the shareholders either at an annual meeting or at a special meeting duly called therefor.

     Section 3. The Board of Directors shall have authority to make and alter By-Laws, subject to the power of the shareholders to change or repeal such By-Laws, provided, however, that the Board shall not make or alter any By-Law fixing the number, qualifications, or term of office of Directors.

     Section 4. Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any corporation, association or firm of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence and participation of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon or in reference to such contract or transaction, if the fact of such interest shall be disclosed or known to the Board of Directors, and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of the directors present, such interested director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote. This section shall not be construed to invalidate any contract or transaction which would otherwise be valid under the laws applicable thereto.

     Section 5. The annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, and at the same place.

     Section 6. The names and post office addresses of the directors at the time of adoption of these Restated Articles of


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Incorporation are as follows:

Winslow H. Buxton
Pentair, Inc.
1500 West County Road B2
St. Paul, MN  55113-3105

Joseph R. Collins
Pentair, Inc.
1500 West County Road B2
St. Paul, MN  55113-3105

Stuart "Chuck"Maitland
Ford Motor Company
Vehicle Operations General Office, Rm A-212
17000 Oakwood Boulevard
Allen Park, MI  48101

Augusto Meozzi
Via delle Lame, 34
50126 Florence, Italy

William J.  Cadogan
ADC Telecommunications, Inc.
P.O. Box 1101
Minneapolis, MN  55440-1101

Barbara Grogan
Western Industrial Contractors
5301 Joliet Street
Denver, CO  80239-2112

Charles Haggerty
Chairman, President and CEO
Western Digital Corporation
8105 Irvine Center Drive
Irvine, CA  92718

Harold V.  Haverty
1 Wood Duck Lane
North Oaks, MN  55127

Karen E.  Welke
3M Center, Building 220-14E-16
St. Paul, MN  55144

Quentin J. Hietpas
University of St. Thomas
2115 Summit Avenue, AQU104
St. Paul, Minnesota 55105

Richard M.  Schulze
Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, MN  55344

     Section 7. A Director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under Section 302A.251 of the Minnesota Statutes.

     If Chapter 302A of the Minnesota Statutes hereafter is amended to authorize the further elimination or limitation of the liability of directors, then, in addition to the limitation on personal liability provided herein, the liability of a Director of the Corporation shall be limited to the fullest extent permitted by the amended Chapter 302A of the Minnesota Statutes.

     Any repeal or modification of this Section 7 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII.

     These articles may be amended by resolution setting forth such amendment or amendments adopted at any meeting of the shareholders by the affirmative vote of the holders of 60% of the voting power of all shareholders entitled to vote, provided such amendment or amendments shall not receive the negative vote of the holders of more than 25% of the voting power of all shareholders entitled to vote. Each share of stock shall entitle the holder thereof to one vote.


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     IN WITNESS WHEREOF, the undersigned corporation has caused these Second
Restated Articles of Incorporation to be executed by its Chief Executive Officer and attested by its Secretary this _____ day of ____________, 1999.

                                     PENTAIR, INC.

                                     ------------------------------------------
                                     Winslow H. Buxton, Chief Executive Officer

ATTEST:

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Roy T. Rueb, Secretary

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